Exhibit 4.3

EXECUTION COPY

UBIQUITI NETWORKS, INC.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 2, 2010, by and among Ubiquiti Networks, Inc., a California corporation (the “Company”), and each of the Persons listed on the Schedule of Investors attached hereto (collectively referred to herein as the “Investors” and each individually as an “Investor”). The Company and the Investors are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Section 2.

WHEREAS, the Parties are among the parties to a Stock Purchase and Recapitalization Agreement, dated as of March 2, 2010 (the “Recapitalization Agreement”), pursuant to which, among other things, the Investors have agreed to purchase shares of Series A Convertible Preferred Stock of the Company, no par value per share (the “Series A Preferred”);

WHEREAS, in order to induce the Investors to enter into the Recapitalization Agreement and consummate the transactions contemplated thereby, the Company has agreed to enter into this Agreement for the benefit of the Investors; and

WHEREAS, the execution and delivery of this Agreement by the Company is a condition to the obligations of the Investors to consummate the transactions contemplated by the Recapitalization Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Covenants.

1A. Financial Statements and Other Information. The Company shall deliver to each Investor (so long as such Investor holds any Series A Preferred or any Underlying Common Stock) and to each holder of at least five percent (5%) of the Series A Preferred or at least five percent (5%) of the Underlying Common Stock:

(i) as soon as available but in any event within thirty (30) days after the end of each monthly accounting period in each fiscal year, unaudited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such monthly period, setting forth for each monthly accounting period in each fiscal year comparisons to the Company’s annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, consistently applied (except for the absence of footnotes and subject to changes resulting from normal year-end audit adjustments for recurring accruals of the types included in the audited financial statements of the Company in prior fiscal years), and shall be certified by the Company’s Chief Financial Officer or in the event that there is no Chief Financial Officer, the Chief Executive Officer or the President;

(ii) as soon as available but in any event within forty-five (45) days after the end of each quarterly accounting period in each fiscal year, unaudited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarterly period, setting forth for each quarterly accounting period in each fiscal year comparisons to the annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, consistently applied (except for the absence of footnotes and subject to changes resulting from normal year-end audit adjustments for recurring accruals of the types included in the audited financial statements of the Company in prior fiscal years), and shall be certified by the Company’s Chief Financial Officer or in the event that there is no Chief Financial Officer, the Chief Executive Officer or the President;

(iii) as soon as available but in any event within ninety (90) days after the end of each fiscal year, audited consolidated and consolidating statements of income or operations, stockholders’ equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such fiscal year, and a consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by (a) an unqualified opinion of the independent accounting firm for the Company and its Subsidiaries (which firm shall be PricewaterhouseCoopers LLP, another “Big Four” accounting firm selected by the Audit Committee or another accounting firm selected by the Audit Committee and approved by the Investor Director then serving on the Audit Committee) and (b) a copy of such firm’s annual management letter to the Audit Committee;

(iv) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s or any of its Subsidiaries’ operations or financial affairs given to the Company or any of its Subsidiaries by their independent accountants (and not otherwise contained in other materials provided hereunder or received by the Company’s board of directors (the “Board”));

(v) at least thirty (30) days but no more than sixty (60) days prior to the beginning of each fiscal year after 2010, an annual budget and operating plan (as approved by the Board and at least one Investor Director) prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets or operating plans prepared by the Company or any Subsidiary and any revisions of such annual or other budgets or operating plans, and within thirty (30) days after any monthly period in which there is a material adverse deviation from the annual budget, a certificate explaining the deviation and what actions the Company and/or its Subsidiaries have taken and propose to take with respect thereto;

(vi) promptly (but in any event within fifteen (15) business days) after the discovery or receipt of notice of any Event of Noncompliance or any noncompliance or default under any agreement relating to the indebtedness of the Company or the filing or commencement of any material litigation or arbitration against the Company or any of its Subsidiaries, a certificate specifying the nature and period of existence thereof and what actions the Company and/or its Subsidiaries have taken and propose to take with respect thereto; and

(vii) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Investor may reasonably request.

Except as otherwise required by law or judicial order or decree or by any Governmental Entity, each Person entitled to receive information regarding the Company and its Subsidiaries under this Section 1A or Section 1B below shall use the same standards and controls which such Person uses to maintain the confidentiality of its own confidential information (but in no event less than reasonable care) to maintain the confidentiality of all nonpublic information of the Company and any of its Subsidiaries obtained by it pursuant to this Section 1A or Section 1B below; provided that each such Person may disclose such information (a) to managers, partners, members directors, officers, representatives, agents and employees of such Person or its Affiliates, (b) in connection with enforcing such Person’s rights under this Agreement and the other agreements contemplated hereby (including the Transaction Agreements), (c) as part of such Person’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such Person’s or its Affiliates’ normal fund raising and related marketing, or informational or reporting activities, or to such Person’s or its Affiliates’ auditors, accountants, attorneys or other agents, or (d) in connection with any proposed sale or transfer of any Equity Securities if such Person’s transferee agrees in writing to be bound by the confidentiality provisions hereof or another confidentiality agreement approved by the Board. For purposes of this Agreement, all holdings of Equity Securities by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement.

1B. Certain Inspection Rights. The Company shall permit any representatives designated by any Investor (so long as such Investor holds any Series A Preferred or any Underlying Common Stock) and any holder of at least five percent (5%) of the Series A Preferred or at least five percent (5%) of the Underlying Common Stock, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate, financial and other records of the Company and its Subsidiaries and, at such Investor’s expense, make a reasonable number of copies thereof or extracts therefrom, and (iii) consult with the directors, officers, managers, key employees and independent accountants of the Company and its Subsidiaries concerning the affairs, finances and accounts of the Company and its Subsidiaries. The presentation of an executed copy of this Agreement by any Investor or any such holder of Series A Preferred or Underlying Common Stock to the independent accountants of the Company or any of its Subsidiaries shall constitute permission to its independent accountants to participate in discussions with the Investors, such other holders of Series A Preferred or Underlying Common Stock or their respective officers, directors, managers, employees, agents or advisors.

1C. Certain Negative Covenants. While any Underlying Common Stock remains outstanding, the Company shall not (and shall cause each of its Subsidiaries not to), unless it has received the prior written consent of the Majority Investors, take any action or permit any occurrence that requires the consent of the holders of a majority of the outstanding shares of Series A Preferred under Section 5C of Part B of Article III of the Articles of Incorporation (or that would have required such consent if any shares of Series A Preferred then remained outstanding).

1D. Public Disclosures. The Company shall not, nor shall it permit any Subsidiary to, disclose the name or identity of any Investor (or any Affiliate thereof) as an investor in the Company or any of its Subsidiaries in any press release or other public announcement or in any document or material filed with any Governmental Entity (other than tax filings in the ordinary course), without the prior written consent of such Investor, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Investor describing in reasonable detail the proposed content of such disclosure and shall permit such Investor to review and comment upon the form of substance of such disclosure.

Section 2. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Ubiquiti Networks, Inc.

“Audit Committee” has the meaning set forth in the Shareholders Agreement.

“Common Stock” means the Company’s common stock, no par value per share.

“Equity Securities” means (i) capital stock (including the Series A Preferred and the Common Stock) of, membership interests, partnership interests or other equity interests in, the Company or any of its Subsidiaries, (ii) obligations, evidences of indebtedness or other debt or equity securities or interests convertible or exchangeable into such equity interests in the Company or any of its Subsidiaries and (iii) warrants, options or other rights to purchase or otherwise acquire such equity interests in the Company or any of its Subsidiaries.

“Event of Noncompliance” has the meaning set forth in the Articles of Incorporation.

“Investor Director” has the meaning set forth in the Shareholders Agreement.

“Majority Investors” means, as of the date of any determination, the holders of a majority of the outstanding Series A Preferred as of such date (or, if no Series A Preferred then remains outstanding, the holders of a majority of the Underlying Common Stock as of such date).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Series A Preferred and (ii) any Common Stock or other securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Series A Preferred shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Series A Preferred in connection with the transfer thereof or otherwise regardless of any restriction or limitation on the conversion of the Series A Preferred, such Underlying Common Stock shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Company or any Subsidiary.

Each capitalized term used but not otherwise defined herein shall have the meaning given to such term in the Recapitalization Agreement.

Section 3. Miscellaneous.

3A. Expenses. The Company shall pay, and hold each Investor and all holders of Series A Preferred and Underlying Common Stock harmless against liability for the payment of (i) the out-of-pocket fees and expenses of such Persons (including the fees and expenses of legal counsel or other third party advisors) arising in connection with (a) any completed or proposed financing, acquisition, merger, sale, recapitalization or similar transaction involving the Company or any of its Subsidiaries or the rendering of any other services by such Persons or their respective Affiliates to the Company or any of its

Subsidiaries or (b) any amendments or waivers (whether or not the same become effective) under or in respect of the Transaction Agreements (including in connection with any completed or proposed acquisition, merger, sale or recapitalization or similar transaction by or involving the Company or any of its Subsidiaries), (ii) stamp and other taxes which may be payable in respect of the execution and delivery of this Agreement, the other Transaction Agreements or the agreements contemplated hereby or the issuance, delivery or acquisition of any shares of Series A Preferred or any shares of Common Stock issuable upon conversion of the Series A Preferred, or (iii) the reasonable fees and expenses incurred by each such Person in any filing with any Governmental Entity with respect to its investment in the Company or in any other filing with any Governmental Entity with respect to the Company or any of its Subsidiaries which mentions such Person. Notwithstanding the foregoing, the aggregate of all payments made pursuant to one or more subsections of this Section 3A shall not exceed $250,000.

3B. Remedies. Each holder of Series A Preferred and Underlying Common Stock shall have all rights and remedies set forth in this Agreement, the Articles of Incorporation and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under applicable law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

3C. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended with the prior written consent of the Majority Investors and the Company. No other course of dealing between the Company and a holder of any Equity Securities or any delay in exercising any rights hereunder or under any other Transaction Agreement shall operate as a waiver of any rights of any such holders.

3D. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Investor’s benefit as an Investor or holder of Series A Preferred or Underlying Common Stock are also for the benefit of, and enforceable by, any subsequent holder of such Series A Preferred or Underlying Common Stock.

3E. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

3F. Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

3G. Descriptive Headings; Interpretation. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the phrase “ordinary course of business” shall mean “ordinary course of business consistent with past practice, including with respect to frequency and quantity.” The use of the word “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.

3H. Governing Law. The corporate law of the State of California shall govern all issues and questions concerning the relative rights and obligations of the Company and its shareholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

3I. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given only (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile (provided that a confirmation copy is sent via reputable overnight courier service for delivery within two (2) business days thereafter), or (iv) five (5) business days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Investors at the addresses set forth on the Schedule of Investors attached hereto and to the Company at the address indicated below:

Notices to the Company:

Ubiquiti Networks, Inc.
91 East Tasman Drive
San Jose, CA 95134
Attention:	Chief Executive Officer
Telephone:	(408) 942-3085
Facsimile:	(408) 351-4973

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

3J. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties hereto intend that each covenant and agreement contained herein shall have independent significance. If any party has breached any covenant or agreement contained herein in any respect, the fact that there exists another covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first covenant or agreement.

3K. Complete Agreement. This Agreement and the other agreements and instruments referred to herein contain the complete agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the Parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way.

3L. Effectiveness of Certain Provisions. The provisions of Section 1A and Section 1B shall cease to be effective so long as the Company is subject to the reporting requirements of the Securities Exchange Act and continues to comply with such requirements. The provisions of Section 1C and Section 1D shall cease to be effective upon the earliest to occur of (i) the date the Company is subject to the reporting requirements of the Securities Exchange Act, (ii) the acquisition of the Company in a transaction in which the shareholders of the Company immediately prior to such transaction hold less than a majority of the voting securities of the surviving entity immediately after such transaction and (iii) any other transaction resulting in a change of control of the Company.

* * * * *

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Investor Rights Agreement as of the date first written above.

COMPANY:

UBIQUITI NETWORKS, INC.

By:	/s/ Robert J. Pera
Robert J. Pera
Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Investor Rights Agreement as of the date first written above.

INVESTORS:

SUMMIT PARTNERS PRIVATE EQUITY
FUND VII-A, L.P.

By:	Summit Partners PE VII, L.P.
Its:	General Partner

By:	Summit Partners PE VII, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
Name:	C.J. Fitzgerald
Its:	Member

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-B, L.P.

By:	Summit Partners PE VII, L.P.
Its:	General Partner

By:	Summit Partners PE VII, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
Name:	C.J. Fitzgerald
Its:	Member

IN WITNESS WHEREOF, the Parties have executed or caused to be executed on their behalf this Investor Rights Agreement as of the date first written above.

INVESTORS:

SUMMIT INVESTORS I, LLC

By:	Summit Investors Management, LLC
Its:	Manager

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
Name:	C.J. Fitzgerald
Its:	Member

SUMMIT INVESTORS I (UK), L.P.

By:	Summit Investors Management, LLC
Its:	Manager

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ C.J. Fitzgerald
Name:	C.J. Fitzgerald
Its:	Member

SCHEDULE OF INVESTORS

Summit Partners Private Equity Fund VII-A, L.P.

Summit Partners Private Equity Fund VII-B, L.P.

Summit Investors I, LLC

Summit Investors I (UK), L.P.

Notice Address:

c/o Summit Partners, L.P.

499 Hamilton Avenue

Palo Alto, CA 94301

Attention:	Peter Y. Chung
C.J. Fitzgerald
Telephone:	(650) 321-1166
Facsimile:	(650) 321-1188

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention:	Ted H. Zook, P.C.
Brian C. Van Klompenberg, P.C.
Telephone:	(312) 862-2000
Facsimile:	(312) 862-2200